Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 1, 2016, pursuant to the Share Purchase Agreement (the “Share Purchase Agreement”) dated as of May 9, 2016, among Incyte Corporation (“Incyte,” “we,” “our” or the “Company”), as guarantor, Incyte Europe S.à.r.l. (“Incyte Europe”), a wholly-owned subsidiary of Incyte, as purchaser, ARIAD Pharmaceuticals (Cayman) L.P., as seller, and ARIAD Pharmaceuticals, Inc. (“ARIAD”), as guarantor, Incyte Europe completed the previously announced acquisition (the “Acquisition”) of all of the outstanding shares of ARIAD Pharmaceuticals (Luxembourg) S.à.r.l.  (“ARIAD Europe”), the parent company of ARIAD’s European subsidiaries responsible for the development and commercialization of ICLUSIG® (ponatinib)  in the European Union and other countries, including Switzerland, Norway, Turkey, Israel and Russia (the “Territory”).  At the closing of the Acquisition, Incyte Europe paid an upfront payment of $147.5 million, including customary working capital adjustments (the “Upfront Payment”). ARIAD is eligible to receive from Incyte tiered royalties ranging between 32% and 50% on net sales of ICLUSIG in the Territory and up to $135.0 million in potential future development and regulatory approval milestone payments for ICLUSIG in new oncology indications in the Territory, together with additional milestone payments for non-oncology indications, if approved, in the Territory. Under the agreement with ARIAD, Incyte has agreed to fund a portion of the ongoing ICLUSIG clinical studies OPTIC and OPTIC 2L, which are being conducted by ARIAD, by paying up to $7.0 million in both 2016 and 2017 (the “Development Costs”).

The unaudited pro forma condensed combined statements of operations are based on our historical consolidated statements of operations and ARIAD Europe’s historical consolidated statements of operations as adjusted to give effect to the June 1, 2016 acquisition of ARIAD Europe. The unaudited pro forma condensed combined statements of operations for the fiscal years ended December 31, 2016 and 2015 give effect to the acquisition of ARIAD Europe as if it had occurred on January 1, 2015. A pro forma balance sheet has not been included as the balance sheet effects of the acquisition are reflected in the Company’s Consolidated Balance Sheet as of December 31, 2016 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The unaudited pro forma condensed combined statements of operations were prepared in accordance with Article 11 of Securities and Exchange Commission (“SEC”) Regulation S-X. The pro forma adjustments reflecting the completion of the Acquisition are based upon the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S.” and, such accounting principles, “U.S. GAAP”), and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined statements of operations. Management has also reclassified certain account balances and classes of transactions from the statements of operations of ARIAD Europe to conform to the historic presentation of our financial statements.

The preliminary estimated purchase consideration, as calculated and described in Note 3 to the unaudited pro forma condensed combined financial statements, has been allocated to net tangible and intangible assets acquired based on their respective estimated fair values. We have made significant assumptions and estimates in determining the preliminary estimated purchase price consideration and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (not to exceed one year from the Acquisition date) as we finalize the valuations of the net tangible and intangible assets. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations are not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the combined company following the Acquisition. The unaudited pro forma condensed combined statements of operations are based upon available information and certain assumptions that management believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015

(In thousands, except per share amounts)	Historical Incyte FY15	Historical Ariad Europe FY15	Transaction Related Adjustments	Note Reference	Pro Forma Adjustments	Note Reference	Pro Forma Condensed Combined
Revenues:
Product revenues, net	$601,015	$27,516	$(737)	2(a)	$—		$627,794
Product royalty revenues	74,821	—	—		—		74,821
Contract revenues	77,857	—	—		—		77,857
Other revenues	58	629	(15)	2(a)	(386)	4(b)	286
Total revenues	753,751	28,145	(752)		(386)		780,758

Costs and expenses:
Cost of product revenues	26,972	1,902	(711)	2(a)	21,540	4(a)	49,703
Research and development	479,514	25,843	—		—		505,357
Selling, general and administrative	196,614	77,678	(22,763)	2(a)(c)	—		251,529
Change in fair value of acquisition-related contingent consideration	—	—	—		—		—
Total costs and expenses	703,100	105,423	(23,474)		21,540		806,589

Income (loss) from operations	50,651	(77,278)	22,722		(21,926)		(25,831)
Interest and other income, net	7,089	—	—		—		7,089
Interest expense	(45,603)	(1,917)	1,917	2(b)	—		(45,603)
Unrealized currency gain/loss	—	828	19	2(a)	—		847
Unrealized gain (loss) on long term investment	(4,581)	—	—		—		(4,581)
Income (loss) before provision for income taxes	7,556	(78,367)	24,658		(21,926)		(68,079)
Provision (benefit) for income taxes	1,025	788	—		—		1,813
Net income (loss)	6,531	(79,155)	24,658		(21,926)		(69,892)

Net income (loss) per share:
Basic	$0.04						$(0.39)
Diluted	$0.03						$(0.39)
Shares used in computing net income (loss) per share:
Basic	179,601						179,601
Diluted	187,302						179,601

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016

(In thousands, except per share amounts)	Historical Incyte FY16	Historical Ariad Europe YTD May-16	Note Reference	Transaction Related Adjustments	Note Reference	Pro Forma Adjustments	Note Reference	Pro Forma Condensed Combined
Revenues:
Product revenues, net	$882,404	$41,954	5	$(3)	2(a)	$—		$924,355
Product royalty revenues	110,711	—		—		—		110,711
Contract revenues	112,512	—		—		—		112,512
Other revenues	92	540		(3)	2(a)	(201)	4(b)	428
Total revenues	1,105,719	42,494		(6)		(201)		1,148,006

Costs and expenses:
Cost of product revenues (including definite-lived intangible amortization)	58,187	1,870		(3)	2(a)	5,842	4(a)(c)	65,896
Research and development	581,861	8,264		—		—		590,125
Selling, general and administrative	303,251	36,260		(9,487)	2(a)(c)	—		330,024
Change in fair value of acquisition-related contingent consideration	17,422	—		—		—		17,422
Total costs and expenses	960,721	46,394		(9,490)		5,842		1,003,467

Income (loss) from operations	144,998	(3,900)		9,484		(6,043)		144,539
Interest and other income, net	4,412	—		—		—		4,412
Interest expense	(38,745)	(1,181)		1,181	2(b)	—		(38,745)
Gain/Loss on I/C write-offs	—	494,402		(494,402)	2(d)	—		—
Unrealized currency gain/loss	—	(753)		(6)	2(a)	—		(759)
Unrealized gain (loss) on long term investment	(3,261)	—		—		—		(3,261)
Income (loss) before provision for income taxes	107,404	488,568		(483,743)		(6,043)		106,186
Provision (benefit) for income taxes	3,182	385		—		—		3,567
Net income (loss)	104,222	488,183		(483,743)		(6,043)		102,619

Net income (loss) per share:
Basic	$0.55							$0.55
Diluted	$0.54							$0.53
Shares used in computing net income (loss) per share:
Basic	187,873							187,873
Diluted	194,125							194,125

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.              Description of the Transaction and Basis of Presentation

Description of the Transaction

On June 1, 2016, pursuant to the Share Purchase Agreement dated as of May 9, 2016, among Incyte, as guarantor, Incyte Europe, a wholly-owned subsidiary of Incyte, as purchaser, ARIAD Pharmaceuticals (Cayman) L.P., as seller, and ARIAD, as guarantor, Incyte Europe completed the previously announced acquisition of all of the outstanding shares of ARIAD Europe, the parent company of ARIAD’s European subsidiaries responsible for the development and commercialization of ICLUSIG® (ponatinib)  in the Territory.  At the closing of the Acquisition, Incyte Europe paid an upfront payment of $147.5 million, including customary working capital adjustments. ARIAD is eligible to receive from Incyte tiered royalties ranging between 32% and 50% on net sales of ICLUSIG in the Territory and up to $135.0 million in potential future development and regulatory approval milestone payments for ICLUSIG in new oncology indications in the Territory, together with additional milestone payments for non-oncology indications, if approved, in the Territory. Under the agreement with ARIAD, Incyte has agreed to fund a portion of the ongoing ICLUSIG clinical studies OPTIC and OPTIC 2L, which are being conducted by ARIAD, by paying up to $7.0 million in both 2016 and 2017.

Basis of Presentation

The unaudited pro forma condensed combined statements of operations are based on Incyte’s and ARIAD Europe’s historical consolidated statements of operations as adjusted to give effect to the acquisition of ARIAD Europe. The unaudited pro forma condensed combined statements of operations for the fiscal years ended December 31, 2016 and 2015 give effect to the ARIAD Europe acquisition as if it had occurred on January 1, 2015.

The unaudited pro forma condensed combined statements of operations were prepared using the acquisition method of accounting and based on the historical financial information of Incyte and ARIAD Europe. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, as defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed combined statements of operations have been compiled using the significant accounting policies as set forth in the audited consolidated financial statements included in the Report on Form 10-K. During the preparation of the unaudited pro forma condensed combined financial information, Incyte’s management performed an analysis of accounting policies at ARIAD Europe, and is not aware of any differences that could have a material impact on the unaudited pro forma condensed combined statements of operations.

2.              Transaction Related Adjustments

The unaudited pro forma condensed combined statements of operations include the following transaction related adjustments:

(a)         To remove balances attributable to the ARIAD Australia entity. This entity was previously consolidated by ARIAD Europe; however it is not included in the Acquisition.

(b)         To eliminate ARIAD Europe’s interest expense associated with the intercompany loan payable, which was waived in connection with the closing of the transaction.

(c)          To eliminate ARIAD Europe’s amortization expense associated with its historical intangible assets.

(d)         To remove ARIAD Europe’s $494.4 million gain on the early extinguishment of all intercompany debt. ARIAD Europe’s parent company and its subsidiary waived all debts owed by ARIAD Europe at the close of the transaction.

3.              Fair Value of Consideration Transferred

The preliminary fair value of consideration transferred totals $440.5 million, which consists of $147.5 million in cash pursuant to the Share Purchase Agreement, including net working capital adjustments, and $293.0 million of contingent consideration related to the License Agreement.  Contingent consideration includes the future payments that Incyte may pay to ARIAD for our royalty obligations on future net sales of ICLUSIG, as well as for any future potential milestone payments related to new oncology or non-oncology indications for ICLUSIG.

The preliminary fair value of contingent consideration was determined using an income approach based on estimated ICLUSIG revenues in the Territory for both the approved third line treatment, as well as the second line treatment that is currently under development and is therefore contingent on future clinical results and European Medicines Agency (“EMA”) approval. The probability of technical success (“PTS”) of the second line indication was estimated at 25% based on the early stage of development and competitive market landscape, and the estimated future cash flows for the second line indication were probability weighted accordingly. The total projected cash flows of the third line and second line indications were estimated over 18 years, and discounted to present value using a discount rate of 10%. In addition, based on the believed limited effectiveness of ICLUSIG beyond the existing oncology indications, the fact that no development is currently ongoing for any new oncology or any non-oncology indications, and the lack of intention by Incyte or ARIAD to develop ICLUSIG in additional oncology or non-oncology indications, the fair value of any cash flows for any new oncology or non-oncology indication was determined to be nil.  The present value of the contingent consideration was $293.0 million as of the Acquisition date.

Assets Acquired and Liabilities Assumed

The Acquisition has been accounted for as a business combination under the acquisition method of accounting. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date. Due to the timing of the Acquisition, certain amounts are provisional and subject to change. The provisional amounts consist primarily of the estimates relating to income taxes. We will finalize these amounts as we obtain the information necessary to complete the measurement process. Any changes resulting from facts and circumstances that existed as of the acquisition date may result in adjustments to the provisional amounts recognized at the acquisition date. These changes could be significant. We will finalize these amounts no later than one year from the acquisition date.

(estimated in thousands)	Amounts Recognized as of Acquisition Date(a)	Measurement Period Adjustments(b)	Amounts Recognized as of December 31, 2016(c)
Current assets	$21,413	$(50)	$21,363
Property and equipment	850	—	850
Restricted cash	432	—	432
Intangible assets(d)	283,000	—	283,000
Total identifiable assets	305,695	(50)	305,645
Current liabilities	(15,720)	182	(15,538)
Other long term liabilities	(5,226)	—	(5,226)
Total liabilities assumed	(20,946)	182	(20,764)
Goodwill(e)	155,725	(132)	155,593
Total fair value of consideration transferred	$440,474	$—	$440,474

(a)                                 As previously reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

(b)                                 The measurement period adjustments primarily reflect a change in working capital.

(c)                                  As previously reported in our Annual Report on Form 10-K for the year ended December 31, 2016.

(d)                                 As of the effective date of the Acquisition, identifiable intangible assets are required to be measured at fair value.  The fair value measurement is based on significant inputs that are unobservable in the market and thus represents a Level 3 measurement. We used an income statement approach to estimate the preliminary fair value of the intangibles which includes licensed intellectual property and IPR&D. The assumptions used to estimate the cash flows of the licensed intellectual property included a discount rate of 15%, estimated gross margins of 98%, income tax rates ranging from 7.8% in periods in which we have established tax holidays to 13.8% thereafter, and operating expenses consisting of direct costs based on the anticipated level of revenues as well as the $7.0 million of research and development cost sharing payments we will owe in 2016 and 2017.  The assumptions used to estimate the cash flows of the IPR&D (which relates to the potential approval of ICLUSIG as a second line treatment) included a PTS of 25%, discount rate of 16%, estimated gross margins of 98%, income tax rates ranging from 7.8% in periods in which we have established tax holidays to 13.8% thereafter, and operating expenses consisting of direct costs based on the anticipated level of revenues as well as probability weighted milestone payments estimated for 2020 related to the clinical results and potential approval of ICLUSIG as a second line treatment. The licensed intellectual property has a weighted-average useful life of approximately 12.5 years and will be amortized using the straight-line method.  Amortization expense of the licensed intellectual property is recorded in cost of product revenues on the consolidated statement of operations. The IPR&D is an indefinite-lived intangible and will not be amortized until the completion or abandonment of the related research and development activities.

(e)                                  Goodwill is calculated as the difference between the estimated acquisition date fair value of the consideration transferred and the estimated fair values of the assets acquired and liabilities assumed. The Goodwill is related to the existing platform, infrastructure, and workforce which is expected to generate synergies and further our strategic plan in Europe.  Goodwill is not amortized and none of the goodwill is expected to be deductible for tax purposes.

Deferred tax assets and liabilities have not been established for the pro forma adjustments identified above as it is anticipated that the adjustments will be in entities with a deferred tax valuation allowance.

4.              Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)         To record the estimated amortization expense of $8.9 million for the five month period ended May 31, 2016 and $21.5 million for the year ended December 31, 2015 related to fair value adjustments recorded on the acquired license intangible. Amortization expense of $12.6 million related to the acquired intangibles has been recorded in Incyte’s historical financial statements for the fiscal year ended December 31, 2016, and therefore, the addition of the pro forma adjustment of $8.9 million results in total amortization expense of $21.5 million for 2016.

(b)         To remove the amortization of deferred revenue totaling $0.4 million for the 12 months ended December 31, 2015 and $0.2 million for the five month period ended May 31, 2016 relating to distribution agreements. ARIAD received upfront payments from distributors for granting them the exclusive right to distribute Iclusig in specified countries. There is no continuing obligation associated with the fees received to date; therefore, we have included a pro forma adjustment to remove historical amortization of deferred revenue.

(c)          To remove $3.1 million of incremental cost of product revenue recognized during the period June 1, 2016 to December 31, 2016 as a result of a $3.7 million adjustment to step-up ARIAD Europe’s inventory to its fair value at the acquisition date as it is not expected to have a continuing impact on Incyte’s operations.

5.              Historical ARIAD Europe Results YTD May 2016

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016 includes $24.4 million of revenue recognized by ARIAD prior to the Acquisition that had been deferred in historic periods relating to the conclusion of pricing and reimbursement negotiations with the French National Health Authority.